 Exhibit 99.1

Rekor Systems Files Petition to Obtain Identity of Short Sellers Behind Recent False and Misleading Posts

COLUMBIA, Md. – July 14, 2021 – Rekor Systems, Inc. (NASDAQ: REKR) (“Rekor” or the “Company”), a provider of real-time roadway, customer and public safety intelligence to enable AI-driven decisions, today announced that it has filed a petition in New York State court to obtain the identity of certain anonymous short sellers who have disseminated false and misleading information about the Company. These false and misleading postings have led to the filing of at least one frivolous and baseless lawsuit against the Company, Miller v. Rekor Systems, Inc. et al. (21-cv-1604), in the United States District Court for the District of Maryland, which the Company will vigorously contest. For more information, please review the petition, which is available here: https://rekor.co/ny-state-court-petition.

About Rekor Systems, Inc.

Rekor (Nasdaq: REKR) provides real-time, customer and public safety intelligence to enable AI-driven decisions. Rekor bridges commercial and government sectors with actionable, real-time vehicle recognition data to enable informed decisions faster, and with greater outcomes. Rekor is transforming industries like Public Safety, Customer Experience, and Smart Cities in approximately 80 countries across the globe with smarter, quicker, cost-competitive vehicle recognition solutions for security, revenue discovery and recovery, public safety, electronic toll collection, brand loyalty, parking operations, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into AI-driven decisions by our clients. Our machine learning software can turn most IP cameras into highly accurate and affordable vehicle recognition devices used to help protect lives, increase brand loyalty, and enhance operations and logistics, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: https://rekor.ai.

Contact:

Media:
Robin Bectel
REQ for Rekor Systems, Inc.
rekor@req.co

Investors:
Bulent Ozcan
Rekor Systems, Inc.
ir@rekor.ai